UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF THE SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

VAPOR HUB INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Nevada (State of incorporation or organization)	27-3191889 (I.R.S. Employer Identification No.)

67 W Easy Street, Unit 115 Simi Valley, CA (Address of principal executive offices)	93065 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Not applicable	Not applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share.

(Title of Class)

Item 1.  Description of Registrant’s Securities to be Registered

The holders of Vapor Hub International Inc.’s (the “Registrant”) common stock are entitled to one vote per share on all matters submitted to a vote of the Registrant’s stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.  Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by the Registrant’s board of directors out of assets legally available.  Upon the Registrant’s liquidation, dissolution, or winding up, holders of the Registrant’s common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Item 2.  Exhibits

1.

Amended and Restated Articles of Incorporation of Vapor Hub International Inc.

2.

Amended and Restated Bylaws of Vapor Hub International Inc.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 5, 2015

VAPOR HUB INTERNATIONAL INC.

By:    /s/ Lori Winther

Lori Winther

Chief Financial Officer

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